Exhibit 10.1

October 15, 2008

Mr. Raymond Cook

Dear Mr. Cook,

It gives me great pleasure to extend you an offer to join STEC, Inc. as its Chief Financial Officer, located at STEC’s corporate headquarters in Santa Ana, CA. You will report directly to Manouch Moshayedi, STEC’s Chairman and Chief Executive Officer. Your first day of work will be mutually determined upon acceptance of this offer letter. Your position is classified as salaried exempt and your base salary will be $235,000.00 annually, less all applicable federal, state and local taxes and withholdings. For days worked from the 1st through the 15th of the month, you will be paid on the 20th day of the same month. For days worked from the 16th through the last day of the month, you will be paid on the 5th day of the following month.

As a STEC employee, you will be eligible to participate in all current employee benefit and incentive programs as described below. Like other executive officers, your compensation arrangements shall be subject to annual review and adjustment at the sole discretion of the Compensation Committee of our Board Directors.

Bonus Plan

You will be eligible to earn an annual cash incentive (bonus) under the STEC, Inc. Executive Cash Incentive Plan (“ECIP”) at a target bonus opportunity equal to 30% of your base salary. Earned incentive compensation will be paid on a yearly basis after the end of the fiscal year, based on your achievement of pre-approved performance targets. These targets may include measures of corporate, business and individual performance as established by the Compensation Committee. Any employee who joins STEC after October 1 of any year is not eligible for the ECIP for the remainder of that year. Therefore, your participation in the ECIP will commence in 2009. The attainment of any cash incentive compensation must be approved by the Compensation Committee and is otherwise subject to the terms and conditions of the ECIP.

Stock Option Grant

Subject to approval by the Compensation Committee, you will be granted stock options under the STEC, Inc. 2000 Stock Incentive Plan to purchase 50,000 shares of STEC, Inc. common stock at an exercise price per share equal to the closing price per share of STEC common stock as reported on the

Nasdaq Global Market on the date of your grant. The option will become exercisable in a series of equal annual installments over a four-year period of service measured from the first date of your employment with STEC. Your grant will be made as soon as you reasonably practicable in accordance with STEC’s option grant policies following your commencement of employment. The terms of your grant will be more fully described in the option documentation which will be provided to you shortly after your grant is effective.

Severance and Change in Control Agreement

STEC agrees to provide you with its standard Severance and Change in Control Agreement for executive officers (the “Severance Agreement”) under which you will be entitled to certain post-termination compensation benefits. In general, under the terms of the Severance Agreement, if STEC terminates your employment without “Cause” (as such term is defined in the Severance Agreement) or if you terminate your employment for “Good Reason” (as such term is defined in the Severance Agreement) you will receive a lump sum severance payment in cash equal to twelve (12) months of base salary, as well as other post-termination benefits outlined in the Severance Agreement. If there is a “Change in Control” (as such term is defined in the Severance Agreement) of STEC during the term of the Severance Agreement, and within an eighteen (18) month period following such Change in Control STEC terminates your employment without Cause or if you terminate your employment for Good Reason, you will be entitled to the same benefits as described in the preceding sentence. Further details will be described in the Severance Agreement.

Medical and Dental

Medical and dental benefits will be extended to you and your eligible dependents the first day of the month following employment. Specified details will be explained to you on your first day of employment.

401(k) Plan

After you turn 21 years of age, you will be eligible to participate in the STEC 401(k) Plan the first day of the month following employment. You may invest up to 75% of your pay in the plan on a pre-tax basis, up to the annual government maximum. After completing six months of service, STEC will match 50% of the first 10% of your contribution to the plan each semi-monthly pay period. Vesting for the company contribution occurs over a six-year period. The 401(k) Plan is subject to all applicable federal tax regulations. Further information regarding the plan may be found in the Summary Plan Description.

Paid Time-Off

You will accrue vacation time at a rate of 5.0 hours every semi-monthly pay period, which is equivalent to 15 days per 12-month period. After five years of employment, you will accrue vacation at the rate of 6.67 hours every semi-monthly pay period, which is equivalent to 20 days per 12-month period. After ten years of employment, you will accrue vacation at the rate of 8.34 hours every semi-monthly pay period, which is equivalent to 25 days. In addition, you will accrue five sick days annually and one personal day every six months.

Additional Benefits

STEC provides short-term and long-term disability insurance, travel accident insurance, and a $20,000.00 life/accidental death and dismemberment insurance policy for all employees.

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In consideration of this offer of employment, you agree to complete and return the necessary documentation in order to complete your personnel file with STEC. You also acknowledge that your employment with STEC is “at will.” You recognize that both STEC and you have the right to terminate your employment at any time, with or without advance notice, and with or without cause. This offer letter, the “Employment Agreement” and “Invention Assignment Agreement” constitute the entire agreement between STEC and you concerning your terms and conditions of employment and your employee relationship with STEC.

At all times, you will be expected to observe the highest standards of ethical, personal, and professional conduct and to comply with STEC’s Code of Business Conduct Ethics and other corporate policies that are in effect. By accepting this offer, you are representing and promising to STEC that your employment with STEC will not breach any obligation you have to any prior employer or to another third party, whether pursuant to a non-competition or other agreement or applicable law.

This offer is contingent upon you showing proof you are legally eligible to work in the United States; verification of the information provided by you on your employment application; we receive satisfactory responses from your references; we receive a satisfactory response to a complete background investigation which includes, but is not limited to, criminal history search, social security trace, motor vehicle report and others as the position applied for requires; and you satisfactorily complete and pass a drug screening test which STEC conducts on all prospective new employees.

This is the only offer which is being made to you. No statements, promises, or representations made to you which are not included in this offer have any effect. If you believe that other representations have been made, do not sign this offer. Please send the representations that you believe have been made to you in writing to the Debbie Friedman, VP of Worldwide Human Resources & Compensation, and we will consider whether or not they will be included in our offer to you.

This offer will remain open until October 20, 2008. To confirm your acceptance of this offer, please sign and return a copy of this letter to Human Resources by facsimile or mail. We look forward to your acceptance of our offer and having you join the STEC team.

Sincerely,

/s/ Debbie Friedman
Debbie Friedman
VP of Worldwide Human Resources & Compensation

Acceptance

I accept the terms of this offer and will report to work on 11/10/08 (date).

/s/ Raymond Cook	10/15/08
Signature	Date